Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Current Report on Form 8-K/A of AZZ incorporated dated August 26, 2010 and in the Registration Statements on Form S-3 (No. 333-66294) and Form S-8 (No. 33-49164, No. 33-49158, No. 333-92377, No. 333-31716, No. 333-38470, No. 333-48886, No. 333-90968, No. 333-131068, No. 333-152958, No. 333-152960) of AZZ incorporated of our reports dated February 24, 2010, relating to the financial statements and financial statement schedule of North American Galvanizing & Coatings, Inc. (formerly Kinark Corporation), and the effectiveness of North American Galvanizing & Coatings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of North American Galvanizing & Coatings, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Tulsa, Oklahoma
August 26, 2010